Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Forms S‑8 (No. 333-128790 and No. 333-156074) of Ameriprise Financial, Inc. of our report dated June 24, 2016 relating to the financial statements and supplemental schedule of the Ameriprise Financial 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 24, 2016